Proxy Solicitation Telephone Script



Hello, my name is                   .


I represent Kissel-Blake, a New York based proxy solicitation firm that is working for Burlington Northern, Inc. or


I am the (insert title with BN, an officer of the Company) or


I am with Lazard Freres, the investment banker for BN.


I'm calling to urge you to vote FOR the merger of Santa Fe Pacific into Burlington Northern.


(If the individual has already voted FOR, thank them. If the shareholder has already voted AGAINST the merger, try to cause them to rethink their vote and send in a new proxy - skip next paragraph and go to the REASONS FOR MERGER.)


(IF THE SHAREHOLDER HAS NOT YET VOTED, say)


We need to receive your signed and dated proxy as soon as possible. The shareholder vote will take place on Friday, November 18.


REASONS FOR MERGER

This merger is expected to provide terrific value for both BN and Santa Fe shareholders. It is expected to generate $560 million in additional annual operating income from operating synergies, revenue increases in excess of $300 million and operating savings of more than $450 [million], with most of these gains and savings being realized fully within three years after the merger is approved. This means increased earnings per share for shareholders beginning with the first year after the merger is approved, which is projected by the Interstate Commerce Commission to be around April 1, 1996.

As you probably know, Burlington Northern is doing very well. The third quarter financial performance was the best in its history. We have unprecedented demand from shippers. The grain harvest is of record proportions. Shipments of coal are setting historical records. And all other businesses served by BN have been running ahead of our estimates for several months.

The BN and Santa Fe merger will combine two very healthy companies.

As an end-to-end merger of rail systems with little overlap, it is pro-competitive and offers many benefits to shippers. The combination of Burlington Northern and Santa Fe will connect West Coast ports, Canada, Mexico, the Gulf Coast and major midwestern and southeastern gateways. It
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will give shippers in the Twin Cities of Minneapolis-St. Paul, for the first time, direct access to southern California. And there are other similar examples of public interest benefits. Burlington Northern and Santa Fe already have more than 500 letters of support from shippers.

Approval of this merger by the Interstate Commerce Commission is likely. This is what your Board of Directors believes as well as most analysts, economists and former commissioners of the ICC.

This merger is the only serious deal on the table. The hostile overtures by the Union Pacific and its rejected bids for the Santa Fe represent empty promises. A merger between the Santa Fe and the UP would reduce choice and competition for shippers throughout the western United States. Therefore, it is unlikely that the ICC would approve a UP/Santa Fe merger, at least without imposing very substantial concessions that could undermine any potential benefits of such a merger.

Do you have any questions?  (Use attached Q&A.)

Are you prepared to vote or resubmit your proxy now?

Will you vote FOR the Burlington Northern merger with Santa Fe? (If NO, ask if a BN officer could contact them and help them reconsider a FOR vote.)

Do you need any further information or assistance?  A proxy form?

Thank you for your time and for your vote.



(NOTE: After each call, add this information to your daily report which will be exchanged with the proxy calling group.)



			  Proxy Solicitation Q and A



When and where are the shareholders' meetings?

Both the BN and Santa Fe meetings are scheduled for Friday, November 18, 1994. BN's meeting will take place at 10:00 a.m. at Burlington Northern Railroad, 3017 Lou Menk Drive, Building B, in Fort Worth. Santa Fe shareholders will meet at the Hyatt Regency O'Hare, 9300 West Bryn Mawr Avenue, Rosemont, Illinois, at 3:00 p.m.


What percentage of shareholders is required for approval?

A majority of shares outstanding.


How many Santa Fe common shares are outstanding? How many BN shares? And how many new BN shares are being issued?

As of October 10, 1994, Santa Fe had 186,996,400 common shares outstanding;
BN had 89,224,101 common shares outstanding. Based on these numbers, there would be about 63,600,000 new BN shares issued in this stock-for-stock merger with a set exchange ratio of 0.34 of a share of BN common stock for each Santa

Fe common share.  As part of its filing, BN has registered to issue a total of
73.1 million shares. The difference between these two amounts is to provide for BN to continue its various restricted stock and stock option programs.


What is the total value of the transaction?

(This number can fluctuate daily, and can be figured by multiplying the 63.6 million shares of BNI common stock to be issued to Santa Fe shareholders by the daily closing price of BNI common stock.)


Will BN raise its offer again?

No.  This is our best and final bid.


How much dilution will there be?

We do not believe there will be any dilution in earnings per share following the merger. We believe it will be accretive from year one.


What will happen to the dividends?

The new board of directors of the merged company will determine the rate of dividend payout for the new company.


When will the merger occur?

The ICC announced its intention to render a decision by April 1, 1996.


What are the proposed benefits of the merger?

The new railroad is expected to generate more than $300 million in new annual revenue by the end of the third year following ICC approval. This additional revenue, combined with anticipated savings from operation and administrative efficiencies, is expected to add a total of $560 million per year in annual operating income by the third year after the merger and to produce an operating ratio below 80 percent.


How large will the merged company be in terms of revenue? Revenue ton miles? Employees? Track miles?

Based on 1993 operating data, Burlington Northern Santa Fe Corporation would have had revenues in excess of $7 billion, with some 320 billion ton miles of traffic, some 45,000 employees and nearly 31,000 route miles operated.


What level of capital expenditures can be expected for 1995 and after the merger occurs?

BN and Santa Fe plan to spend in 1995 at levels similar to the 1994 capital program. After the merger occurs, it is expected that capital investment in the first year of operation will be in the $1.3 billion range, with more than $90 million of that invested to build and extend sidings and to build new track which will link the two railroads in Galesburg, Illinois and Fort Worth,
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Texas.


Considering the amount of UP's offer, is theirs a better deal for Santa Fe shareholders?

What you're comparing is apples and oranges. The UP's rejected offer is illusory, and is recognized by analysts and experts alike as lacking credibility because it cannot gain ICC approval without significant - and costly - concessions to other railroads. It is no more than a price bid.


Does the BN-Santa Fe merger stand a pretty good chance of gaining ICC approval?

Most analysts and transportation experts alike agree that a BN-Santa Fe merger is very likely to gain ICC approval.


What happens if the shareholders of either company turn the merger proposal down?

If either the BN or Santa Fe shareholders reject the merger proposal, both parties have a right to terminate the merger agreement that has already been approved by the boards of directors of both companies.


If the Santa Fe shareholders do not approve the merger proposal, yet the BN shareholders do, will you continue the ICC approval process and try a shareholder vote again at a later date?

That has yet to be determined.